As filed with the Commission on March 19, 2009                                                                                                                           File No.   333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REGENCY RESOURCES, INC.
                                             (Name of small business issuer in its charter)

Nevada	1099	98-0515726
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

11 Glouchester Ave. Flat 5, Camden Town, London NW1 7AU, England Telephone: 011-44-207-267-2160 (Address and telephone number, including area code, of principal executive offices)

11 Glouchester Ave. Flat 5, Camden Town, London NW1 7AU, England (Address of principal place of business or intended place of business)

Action Stock Transfer Corp., 7069 Highland Drive, Suite 300, Salt Lake City, Utah, 84122 Telephone: (801) 274-1088
(Name, address and telephone, including area code, number of agent of service)

Copies to:
Lawler & Associates
29377 Rancho California Road, Suite 204, Temecula , CA., 92592
Telephone: (951) 676-4900 Fax: (951) 676-4988

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [  ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, an “accelerated filer”, a “non-accelerated filer”, or a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer     [ ]                                                                                      Accelerated filer                   [  ]

  Non-accelerated filer     [ ]                                                                                     Small reporting company     [X]

                    CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be Registered	Proposed maximum offering price per share (i) (ii)	Proposed maximum aggregate offering price	Amount of Registration fee (iii)

Common stock	965,000	$0.05	$48,250	$6.00

(i) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

(ii)
There is no public market for the Regency Resources, Inc. shares of common stock.  Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the offering price for shares of Regency Resources, Inc. sold to subscribers by way of a private placement.

(iii)	Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

Prospectus                                                                                                                                    Subject to Completion
                                Date: March 19, 2009

The Information in this prospectus is not complete and may be changed.   We may not sell these securities unitl the registration statement with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.

REGENCY RESOURCES INC.

                        Offering Price:   $ 0.05 per share
Offering by Selling Security Holders:  965,000 Shares of Common Stock

We are registering 965,000 shares of our common stock for resale by the selling security holders identified in this prospectus.  We will not receive any of the proceeds for the sale of the shares by the selling security holders.  The shares are being registered to permit public secondary trading of the shares being offered by the selling security holders named in this prospectus.  The number of shares of Regency Resources Inc. being registered by selling security holders is 39.39% of our issued and outstanding common stock.

There is no public market for Regency Resources Inc.’s common stock.

The selling security holders will sell at a price of $0.05 per share, provided that if our shares are subsequently quoted on the OTC Bulletin Board (“OTCBB”) selling security holders may sell at prevailing market prices or privately negotiated prices.  It is our intention to find a market maker who will make an application to the FINRA to have our shares accepted for quotation on the OTCBB once this registration statement becomes effective.  There is no assurance our application to the FINRA will be approved.

Investing in our common stock involves a high degree of risk.  The reader should carefully consider the factors described under the heading “Risk Factors” beginning at page 5.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.   Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Instructions

Until             , 2009 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is March       , 2009.

Table of Contents

Summary of Prospectus	3

Risk Factors	5

Use of Proceeds	13

Determination of Offering Price	13

Selling Security Holders	14

Plan of Distribution: Terms of the Offering	16

Business	17

Management’s Discussion and Analysis or Plan of Operations	24

Management	29

Executive Compensation	32

Principal Shareholders	33

Description of Securities	33

Certain Transactions	36

Litigation	36

Interest of Named Expert and Counsel	36

Market for Common Shares & Related Shareholders Matters	37

Additional Information	37

Financial Statements	38

SUMMARY OF PROSPECTUS

This summary provides an overview of all material information contained in this prospectus.  Before making a decision to purchase the shares our selling security holders are offering you should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements.

Our Business

The Company was incorporated under the laws of the State of Nevada on December 11, 2006 under the name of Regency Resources Inc. (“Regency”). Our fiscal year end is December 31.  Our executive offices are located at 11 Glouchester Ave, Flat 5, Camden Town, London, NW1 7AU, England.
We do not have any subsidiaries, affiliated companies or joint venture partners.

We are a start-up mineral company in the pre-exploration stage and have not generated any operating revenues since inception.  We have incurred losses since inception and our auditors have issued a going concern opinion since we must raise additional capital, through the sale of our securities, in order to fund our operations.  There is can be no assurance we will be able to raise this capital.

On February 15, 2007 Regency purchased a 100% interest in the Mara Gold Claim (the “Mara Claim”) from The Mara Group LLC., an unrelated company, for $7,000. The Mara Claim consists of one – 8 unit claim block containing 122.5 hectares (approximately 307 acres) located about 20 km North West of the city of Suva, in the Republic of Fiji.  The Mara Claim is a gold exploration project.

On July 1st, 2008 we acquired a 100% interest in the La Trinidad Gold Claim (the “La Trinidad Claim”) from an unrelated mineral exploration company, Kalibo Resources Inc., for the sum of $5,000.  The La Trinidad Claim, a gold exploration project, covers approximately 94.5 hectares (233.5 acres) located 45 kilometers North East of the city of Lingayen in the Republic of the Philippines.  The ‘La Trinidad Claim’ and the “Mara Claim” are sometimes referred to herein collectively as the “Regency Claims”

There can be no assurance that a commercially viable mineral deposit, an ore reserve, exists on either of the Regency Claims or can be shown to exist unless and until sufficient and appropriate exploration work is carried out and a comprehensive evaluation of such work concludes economic and legal feasibility.   Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not presently have and may never be able to raise.  To date, we have not conducted any exploration work on either of the Regency Claims.

We have no full-time employees and management of Regency devote a very small percentage of their time to the affairs of the Company. While neither of our officers and directors is a director or officer of any other company involved in the mining industry there can be no assurance such involvement will not occur in the future.  Such involvement could create a conflict of interest.

The following sets forth the number and percentage of outstanding shares of common stock that will be sold by:

	Number	Percentage
Selling security holders other than our two officers and directors	800,000	32.66%
Our two officers and directors who are among the Selling security holders	165,000	6.73%
All selling security holders including our two officers and directors	965,000	39.39%

The Offering

Common stock offered
965,000 offered by the selling security holders including 165,000 shares by our directors and officers detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 14.

Shares of Common stock outstanding as of the date of this Prospectus	2,450,000 shares

Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Plan of Distribution
The offering is made by the selling security holders named in this Prospectus to the extent they sell shares. Sales may be made at $0.05 per share, provided that if our shares are subsequently traded on the OTCBB, selling security holders may sell at market or privately negotiated prices.

Risk Factors
You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 5 before deciding whether to purchase the common shares.

Selected Financial Information

The following financial information summarizes the more complete historical financial information set out in our audited financial statements filed with this prospectus:

	From date of inception (December 11, 2006) to December 31, 2008	From date of inception (December 11, 2006) to December 31, 2007

Statement of Expenses Information:

Revenue	$ Nil	$ Nil
Net Losses	49,670	8,517
Total Operating Expenses	49,670	8,517
Exploration Costs	14, 646	7,000
General and Administrative	35,024	1,517

	As at December 31, 2008.	As at December 31, 2007.

Balance Sheet Information:

Cash	$ 7,540	$ 6,590
Total Assets	7,540	6,590
Total Liabilities	15,560	10,135
Stockholders’ deficiency	8,020	8,545

In addition to cash advances aggregating $9,343 made by our President since our inception, on April 15, 2007 the officers and directors of the Company completed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 1,650,000 shares of common stock were sold at the price of $0.001 per share to raise $1,650.  On October 31, 2008 Regency completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000.  The aggregate total cash raised, from loan advances made by our President plus and equity capital raised by sale of shares, is $50,993. Of these funds raised $7,540 remains in cash as of December 31, 2008, with the balance of $49,670 having been expended as follows:

Accounting and audit	$ 6,125
Bank charges	518
Consulting Fees	20,000
Exploration	14,646
Filing fees	991
Incorporation Fees	620
Management fees	6,000
Office	141
Rent	300
Transfer agent’s fees	329
Amounts paid from proceeds as of December 31, 2008	$ 49,670

Going forward we plan to finance our operations, at least for the remainder of 2009, through a combination of equity and debt capital.  As summarized above, we have raised a total of $41,650 in equity.  We have $60,000 in loan capital committed by our President, to be advanced ‘as needed’ between now and December 31, 2009.  By an agreement in writing between the Company and our President dated February 15, 2009 (the “President’s Loan Agreement”) she formalized her agreement to make advances aggregating $60,000 in the form of non-interest bearing demand loans ($9,343 of which had been advanced as of December 31, 2008).

Risk Factors

An investment in our securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Regency contained in this Prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks that could be involved if you decide to purchase shares in this offering.

Risks Associated with our Company:

1.
Because our auditors have issued a going concern opinion and because our officers and directors may not loan any additional money to us, we may not be able to achieve our objectives and may have to suspend or cease exploration activity.

Our auditors' report on our December 31, 2008 financial statements expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business for the next twelve months. Because our officers and directors maybe unwilling to commit to loan or advance additional capital to us, (beyond the $60,000 already committed to by our President, we believe that if we do not raise additional capital through the issuance of treasury shares or debt securities, we will be unable to conduct exploration activity (beyond the initial work on the Mara Claim budgeted for in this prospectus) and may have to cease operations and go out of business.

2.
Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our mineral properties, the Regency Claims, do not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

3.	We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activity or cease operations.

We were incorporated on December 11, 2006, have not yet conducted any exploration activities and have not generated any revenues. We have no exploration history upon which to properly evaluate the likelihood of our future success or failure.  Our net loss from inception to December 31, 2008, the date of our most recent audited financial statements is $49,670.  Our ability to achieve and maintain profitability and positive cash flow in the future is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to locate an economic ore reserve
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. We cannot guarantee we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

4.
Because our officers and directors do not have technical training or experience in starting, and operating an exploration company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. If we lack funds to retain such personnel, or cannot locate qualified personnel, we may have to suspend or cease exploration activity or cease operations that will result in the loss of your investment.

Because our officers and directors are inexperienced with exploring for minerals and starting, and operating a mineral exploration company, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property.  Our officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our exploration, earnings and ultimate financial success could suffer irreparable harm due to certain of management's lack of experience in this industry.   Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’ like Regency.  Unless our two part time officers are willing to spend more time addressing these matters, we will have to hire professionals to undertake these filing requirements for Regency and this will increase the overall cost of operations. As a result we may have to suspend or cease exploration activity, or cease operations altogether, which will result in the loss of your investment.

5.	We have no known ore reserves. Without ore reserves we cannot generate income and if we cannot generate income we will have to cease exploration activity which will result in the loss your investment.

We have no known ore reserves.   Even if we find gold  mineralization we cannot guarantee that any gold  mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold  mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold  deposits in economically recoverable quantities will mean we cannot generate income.  If we cannot generate income we will have to cease exploration activity, which will result in the loss of your investment.

6.	If we don't raise enough money for ongoing exploration, we will have to delay exploration or go out of business, which will result in the loss of your investment.

We are in the very early pre-exploration stage.  We need to raise additional capital to undertake exploration activity beyond Phase I work planned for the Regency Claims .  We do not have sufficient cash on hand to continue operations for more than twelve months.  Without loan advances from our officers and directors and/or the issuance of treasury shares, we will not be able to complete even Phase I of our planned exploration activity.  You may be investing in a company that will not have the funds necessary to conduct any meaningful exploration activity due to our inability to raise additional capital. If that occurs we will have to delay exploration or cease our exploration activity and go out of business which will result in the loss of your investment.

7.
Because we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

Provided we undertake our planned exploration activity, any potential development of and production from the Regency Claims depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Because we are small and do not have much capital, we must limit our exploration activity unless and until we raise additional capital.  Any decision to expand our operations on our exploration property will involve the consideration and evaluation of several significant factors including, but not limited to:

●	Costs of bringing the properties into production including exploration preparation of production feasibility studies, and construction of production facilities;
●	Availability and cost of financing;
●	Ongoing costs of production;
●	Market prices for the minerals to be produced;
●	Environmental compliance regulations and restraints; and
●	Political climate and/or governmental regulations and controls.

Such programs will require very substantial additional funds. Because we may have to limit our exploration, we may not find an ore body, even though our properties may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

8.	We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activity.

Provided we have sufficient funds to carry out exploration activity, competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as and when we are able to raise the requisite capital.  If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

9.
Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President and CEO, will be devoting only a small part of her time, approximately 10 hours per month, to our operations our business.  Our CFO and Secretary-Treasurer will be devoting only approximately 10 hours per month to our operations.  As a consequence our business may suffer.  For example, because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic or may be periodically interrupted or suspended.   Such suspensions or interruptions may cause us to cease operations altogether and go out of business.

10. Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. At present, the Regency Claims, our only properties, do not have a known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of the Regency Claims, often in poor climatic conditions. Previous mining exploration activities may have caused environmental damage to the Regency Claims. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If the Regency Claims are found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.

11. No matter how much money is spent on the Regency Claims, the risk is that we might never identify a commercially viable ore reserve.

No matter how much money is spent over the years on the Regency Claims, we might never be able to find a commercially viable ore reserve.  Over the coming years, we could spend a great deal of money on the Regency Claims without finding anything of value.  There is a high probability the Regency Claims do not contain any reserves so any funds spent on exploration will probably be lost.

12. Even with positive results during exploration, the Regency Claims might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

Even if, as a result of future exploration programs, we are successful in identifying a source of minerals of good grade we might still fail to find such minerals in the quantity, the tonnage, required to make commercial production feasible.  If the cost of extracting any minerals that might be found on the Regency Claims is in excess of the selling price of such minerals, we would not be able to develop the Regency Claims.  Accordingly even if ore reserves were found on the Regency Claims, without sufficient tonnage we would still not be able to economically extract the minerals from the Regency Claims in which case we would have to abandon the Regency Claims and seek another mineral property to develop, or cease operations altogether.

13. Because we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our properties into production and you may lose your investment.

We have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place a mineral deposit into production.

14. Our directors and officers control a substantial number of our outstanding shares and will be able to effect corporate transactions without further shareholder approval.

Our directors and officers own 67.35% of our outstanding shares.  Because of their control, they will be able to approve certain corporate transactions without seeking further shareholder approval.  In addition, because of their control, it will be harder to change the board of directors and management.

Risks Associated with this Offering:

15. Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares that would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system and do not have a market maker which results in no market for our shares.   Therefore, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately.  If this happens, our shareholders might not receive a price per share that they might have received had there been a public market for our shares.  Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTC Bulletin Board (“OTCBB”) whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the FINRA personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports; being at a minimum Forms 10-K and 10-Q; filed with the SEC or other regulatory authorities.

Presently, we estimate the time it will take us to become effective with this prospectus will be six months plus twelve to eighteen additional weeks thereafter to be approved for a quotation on the OTCBB.  However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB.   If this is the case, there will be no liquidity for the shares of our shareholders.

16.	Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

In addition, if our shares are traded on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance.  Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations.  In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts.  These factors, which are not under our control, may have a material effect on our share price.

17. We anticipate the need to sell additional treasury share in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We expect that the only way we will be able to acquire additional funds is through the sale of our common stock.  This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced.  The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

18. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Word	Definition

Andesite	Igneous volcanic rock, less mafic than basalt, but more mafic than dacite; rough volcanic equivalent of diorite, composed of andesine feldspar and one or more mafic constituents

Argillite	A rock derived either from siltstone, claystone or shale, that has undergone a somewhat higher degree of induration than is present in those rocks

Assay	An analysis to determine the quantity of one or more elemental components of a rock sample.

Basalt	Highly mafic igneous volcanic rock, typically fine-grained and dark in color; rough volcanic equivalent of gabbro

Chert
Hard, dense sedimentary rock, composed of interlocking quartz crystals and possibly amorphous silica (opal). The origin of the silica is normally biological, from diatoms, radiolaria or sponge spicules. Synonymous with flint.

Claim	A portion of mining ground held under the laws of Fiji by Regency Resources Inc.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Epithermal	Fluids, coming off a hot intrusive body of molten rocks, which solidify.

Fault	A break in the earth’s crust caused by tectonic forces which `have moved rock to one side with respect o the other.

Geophysical surveys	The exploration of an area in which geophysical properties and relationships unique to the area are mapped by one or more geophysical methods – in boreholes, airborne or satellite platforms.

Grandiorite	Igneous plutonic rock, less felsic than granite, typically light in color; rough plutonic equivalent of dacite.

Intrusive	A rock mass formed below the earth's surface from molten magma which was intruded into a pre-existing rock mass and cooled to a solid.

Mafic	Pertaining to or composed of the ferrmagnesion rock forming silicates, said of some igneous rocks and their constituent minerals.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Pryite	A pale bronze or brass yellow metal which is often called “fool’s gold”.

Quartz	It is the most common of all solid minerals and may be colorless and transparent.

Reserve
That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
Proven:  Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
Probable:  Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.   The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Schist	A foliated metamorphic rock the grains of which have a roughly parallel arrangement; generally developed by shearing.

Sediments
Solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solutions or secretion by organisms, and forms in layers on the Earth’s surface at ordinary temperatures in a loose, unconsolidated form.

Shear	A deformation resulting from stresses that cause or tend to cause contiguous parts of a body to slide relatively to each other in a direction parallel to their plane of contact.

Soil sample	A sample of surface material analyzed by lab techniques to test the content of trace elements occurring in nature: copper , lead, zinc, etc.

Volcanic rocks	Igneous rocks formed from magma that has flowed out of, or has been violently ejected from, a volcano.

Foreign Currency and Exchange Rates

Our mineral properties are located in the, case of the La Trinidad Property, the Republic of Philippines and the Mara Gold Claim, the Republic of Fiji. Costs expressed in the geological reports on these mineral properties are expressed in the local currency, Philippine Pesos (“PHP”) in the case of the La Trinidad Property, and Fijian dollars (“FJD”), in the case of the Mara Gold Claim. For purposes of consistency and to express United States Dollars throughout this registration statement, Philippine Pesos have been converted into United States currency at the rate of US $1.00 being approximately equal to PHP 48.75  or PHP 1.00 being approximately equal US $ 0.0205; and Fijian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to FJD $ 1.897 or FJD $ 1.00 being approximately equal US $ 0.53 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

However, we have agreed to pay the expenses of registering the securities covered by this Prospectus.   Management expects such expenses to total $ 36,131 as detailed below:

Expenses of this offering paid to date:

SEC filing fees	$ 6
Consultant	25,000
Statement preparation- Dec. 31/08	2,625
Independent auditors fee – Dec. 31/08	3,500
Legal fees	1,500
Offering expenses incurred to date	$ 32,631

Management expects to incur the following additional expenses in connection with with this offering:

Internal accountant (i)	$ 1,000
Independent auditors (i)	1,500
Printing, photocopy and delivery	1,000
Offering expenses to be incurred	3,500
Add: Offering expenses incurred to date	32,631
TOTAL OFFERING COSTS	$ 36,131

(i)
Estimate to prepare first quarter financial statements for the quarter ending March 31, 2009 which may be required to be filed with this registration statement.  The fees of $ 1,000 due to the internal accountant also include $1,500 for the preparation of working papers for the three months ended March 31, 2009.

                       DETERMINATION OF OFFERING PRICE

There is no established public market for our common stock being registered.  The offering price of the shares offered by selling security holders should not be considered as an indicator of the future market price of the securities.

The facts considered in determining the offering price were Regency’s financial condition and prospects, its lack of operating history and general conditions of the securities market.  The offering price should not be construed as an indication of, and was not based upon, the actual value of Regency.   The offering price bears no relationship to Regency’s book value, assets or earnings or any other recognized criteria of value and could be considered to be arbitrary.

The selling shareholders are free to offer and sell their common shares at such times and in such manner as they may determine.  The types of transactions in which the common shares are sold may include negotiated transactions. Such transactions may or may not involve brokers or dealers.  The selling security holders are expected to sell their shares at the offering price of $0.05 per share unless and until our shares are quoted on the OTCBB or the “Pink Sheets” following which selling security holders may sell their shares at the market price.  The selling security holders have advised us that none have entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. The selling security holders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. We will pay all of the expenses of the selling security holders, except for any broker dealer or underwriter commissions, which will be paid by the security holder.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus, all of whom are residents of the Provinces of Ontario, Canada, or, the United Kingdom are offering for sale 965,000 shares of common stock of the Company.  Regency will not receive any proceeds from the sale of shares by selling security holders.  965,000 of the shares being offered by the selling security holders were acquired from Regency for the price of $0.05 per share in an offering, exempt from registration pursuant to Regulation S of the Securities Act of 1933, completed October 31, 2008. The remaining 165,000 shares being offered represent 10% of the shares of the Company owned by each of our President and our Secretary Treasurer.   Their shares were acquired on April 15, 2007 at the price of $0.001 per share.  Neither of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders.  None of the selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by Regency as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

●	The number of shares owned by each prior to this offering;
●	The total number of shares that are to be offered for each;
●	The total number of shares that will be owned by each upon completion of the offering; and
●	The percentage owned by each upon completion of the offering assuming such selling shareholder sells all of their common stock offered in this registration statement.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. We have based the percentage owned by each on our 2,450,000 shares of common stock outstanding as of the date of this prospectus.  Of the 965,000 shares offered for sale (39.39% of our issued shares), 165,000 (6.73% of our issued shares) are offered by the Company’s two officers and directors:

                                 Common Stock                 Common  Stock                                                                                                    Common Stock
                                 Beneficially Owned                  Offered                                                    Beneficially Owned
Name of Shareholder Prior to Offering                                                                                 Hereby (1)                                                               Following the Offering (1)

                                             No. of Shares            %                    No. of Shares                %

B. Gordon Brooke (4)	40,000	40,000	1.63%	Nil	Nil
Jill Brooke	30,000	30,000	1.2%	Nil	Nil
Andrew Brooke	15,000	15,000	0.6%	Nil	Nil
Christopher Brooke	15,000	15,000	0.6%	Nil	Nil
Sally Brooke	30,000	30,000	1.2%	Nil	Nil
Milan Ramchandani	10,000	10,000	0.4%	Nil	Nil
Ashvin Ramchandani	10,000	10,000	0.4%	Nil	Nil
Ashok Ramchandani	10,000	10,000	0.4%	Nil	Nil
Shilu Ramchandani	10,000	10,000	0.4%	Nil	Nil
John Smith	20,000	20,000	0.8%	Nil	Nil
Barbara Smith	10,000	10,000	0.4%	Nil	Nil
William G. Shore	20,000	20,000	0.8%	Nil	Nil
Steven Temple	20,000	20,000	0.8%	Nil	Nil
Paul Menezes	30,000	30,000	1.2%	Nil	Nil
Ken Sadd	30,000	30,000	1.2%	Nil	Nil
Jamie Williams	15,000	15,000	0.6%	Nil	Nil
Kyle Ormonde	15,000	15,000	0.6%	Nil	Nil
Gerry Mischuk	30,000	30,000	1.2%	Nil	Nil
Lydia Mischuk	30,000	30,000	1.2%	Nil	Nil
Jim Mancel	30,000	30,000	1.2%	Nil	Nil
Ken Shiwsanker	30,000	30,000	1.2%	Nil	Nil
Jackie Leclaire	20,000	20,000	0.8%	Nil	Nil
Terry Leclaire	20,000	20,000	0.8%	Nil	Nil
Mary Cameron	10,000	10,000	0.4%	Nil	Nil
Dennis Bradford	10,000	10,000	0.4%	Nil	Nil
Helena Bozanic	10,000	10,000	0.4%	Nil	Nil
Phil Dixon	10,000	10,000	0.4%	Nil	Nil
Timothy Hobbs	20,000	20,000	0.8%	Nil	Nil
Elizabeth Michie	20,000	20,000	0.8%	Nil	Nil
Mario Parravano	20,000	20,000	0.8%	Nil	Nil
Barbara Parravano	20,000	20,000	0.8%	Nil	Nil
George Duncan	15,000	15,000	0.6%	Nil	Nil
Athena Sadd	15,000	15,000	0.6%	Nil	Nil
Luigi Parravano	15,000	15,000	0.6%	Nil	Nil
Luigina Parravano	15,000	15,000	0.6%	Nil	Nil
Bobbi Mancel	20,000	20,000	0.8%	Nil	Nil
Nick Kosnic	20,000	20,000	0.8%	Nil	Nil
Michael Warner	15,000	15,000	0.6%	Nil	Nil
Cody Thompson	15,000	15,000	0.6%	Nil	Nil
Brandan Rawn	15,000	15,000	0.6%	Nil	Nil
Jeff Nicol	15,000	15,000	0.6%	Nil	Nil
Mike Abeling	15,000	15,000	0.6%	Nil	Nil
Pat Orr	15,000	15,000	0.6%	Nil	Nil
Jane H.C. Brooke (2)	1,000,000	100,000	4.08%	900,000	36.73%
Dragan Bozanic (3)	650,000	65,000	2.65%	585,000	23.88%

	2,450,000	965,000	39.39%	1,485,000	60.61%

These figures assume all shares offered by selling security holders are in fact sold.

(2) Jane H.C. Brooke is our President, Chief Executive Officer and a Director.
(3) Dragan Bozanic is our Secretary Treasurer, Chief Financial Officer and a Director.
(4) B. Gordon Brooke is our office manager.

 Excepting Jane H.C. Brooke and Dragan Bozanic, our directors and officers and B. Gordon Brooke, our office manager, whose relationships with Regency are disclosed in the footnotes immediately above, to our knowledge, none of the selling shareholders has:

●	had a material relationship with Regency other than as a shareholder, as noted above, within the last three years; or
●	ever been an officer or director of Regency.

PLAN OF DISTRIBUTION: TERMS OF THE OFFERING

We are registering on behalf of the selling security holders 965,000 shares of our common stock which they own.   The selling security holders may, from time to time, sell all or a portion of the shares of common stock in private negotiated transactions or otherwise.   Such sales will be offered at $0.05 per share unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTCBB.  If our shares become quoted on the OTCBB selling security holders may then sell their shares at prevailing market prices or privately negotiated prices.

Our common stock may be sold by the selling security holders via one or more of the following methods, without limitation:

●	on the over-the-counter market;
●	on purchasers directly;
●	in ordinary brokerage transactions in which the broker solicits purchasers; or commissions from a seller/or the purchaser of the shares for whom they may act as agent;
●
through underwriters, dealers and agents who may receive  compensation in the form of underwriting discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

●
through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

●	through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;
●
through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

●	in any combination of one or more of these methods; or
●	in any other lawful manner.

Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved.   Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share.   In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.   Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

The selling security holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus if permitted. After the sale of the shares offered by this prospectus, our two senior officer and directors Jane H. C. Brooke and Dragan Bozanic will hold directly an aggregate of 1,485,000 shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

The shares sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares held by an "affiliate" of ours  may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

• 1% of the total number of the securities outstanding; or

• the average weekly reported trading volume of the shares for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled to sell units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States.  To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers.   In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be $36,131 (see “Use of Proceeds” page 13), including but not limited to, legal, accounting, printing and mailing fees are and will be paid by Regency.   However, they will pay any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares.

BUSINESS

General - The Company

The Company was incorporated under the laws of the State of Nevada on December 11, 2006 under the name of Regency Resources Inc.   The Company does not have any subsidiaries, affiliated companies or joint venture partners.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.     We have a specific business plan, subject to having sufficient funds available, to undertake mineral exploration on the Regency Claims, as summarized below.  We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.

Business Development of Issuer Since Inception

Monies used to begin the search for and arrange to acquire a mineral property that we consider holds the potential to contain gold were advanced to Regency by our President Jane H.C. Brooke.

On February 15, 2007 Regency purchased a 100% interest in the Mara Gold Claim (the “Mara Claim”) from  The Mara Group LLC., an unrelated company, for $7,000. The Mara Claim consists of one – 8 unit claim block containing 122.5 hectares (approximately 307 acres) located about 20 km North West of the city of Suva, in the Republic of Fiji.  The Mara Claim is a gold exploration project.

We raised $1,650 in initial seed capital on April 15, 2007 from our directors and officers.

On July 1st, 2008 we acquired a 100% interest in the La Trinidad Gold Claim (the “La Trinidad Claim”) from an unrelated mineral exploration company, Kalibo Resources Inc., for the sum of $5,000.  The La Trinidad Claim, a gold exploration project, covers approximately 94.5 hectares (233.5 acres) located 45 kilometers North East of the city of Lingayen in the Republic of the Philippines. The La Trinidad Claim’ is a gold exploration project.

The ‘La Trinidad Claim’ and the “Mara Claim” are sometimes referred to herein collectively as the “Regency Claims”

On October 31, 2008 Regency completed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000.

In February 2008 we engaged Peter Robards, Professional Geologist, to conduct a review and analysis of the Mara Claim and the previous exploration work undertaken on the property and to recommend a mineral exploration program for the Mara Claim.  Mr. Robard’s report, summarized below, recommends an  exploration program for the Mara Claim.

In June 2008 we engaged Robert Cua, Professional Geologist, to conduct a review and analysis of the La Trinidad Claim and the previous exploration work undertaken on the property and to recommend a mineral exploration program for the La Trinidad Claim.  Mr. Cua’s report, summarized below, recommends a three-phase exploration program for the La Trinidad Claim.

In March 2009, we prepared this prospectus for filing with the SEC.

Our Business

Provided we have sufficient funds to do so, we intend to undertake exploration work on both of the Regency Claims. The Regency Claims were selected for acquisition due to previously recorded exploration work and because the claims are not located in an environmentally sensitive region. However, at present we have funds available to undertake only Phase I work on the La Trinidad Claim as described below.

 We are presently in the pre-exploration stage and there is no assurance that mineralized material with any commercial value exits on either of our properties.

We do not have any ore body and have not generated any revenues from our operations.  Our planned exploration work is exploratory in nature.  There can be no assurance that a commercially viable mineral deposit, an ore reserve, exists on either of the Regency Claims or can be shown to exist unless and until sufficient and appropriate exploration work is carried out and a comprehensive evaluation of such work concludes economic and legal feasibility.   Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not presently have and may never be able to raise.  To date, we have not conducted any exploration work on either of the Regency Claims. We presently do not have funds sufficient to complete even Phase 1 of a two-phase exploration program recommended for the la Trinidad Gold Claim.

Descriptions of the Regency Claims, our two exploration property interests, are as follows:

La Trinidad Claim

Location and Access

Regency is the registered and beneficial owner of a 100% interest in the La Trinidad Claim, located the Republic of Philippines. The La Trinidad Claim covers an area of approximately 94.5 hectares (approximately 233.5 acres) and is located about 45 km North East of the city of Lingayen and 35 km South West of the city of San Fernanda. The claim is accessible by all-weather government-maintained roads to the towns of Lingayen and to San Fernanda. Year-round deep sea port facilities at Lingayen.  As well, Lingayen has an experienced work force and will provide all the necessary services needed for an exploration and development operation, including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies and assay facilities are also present in Lingayen

The topography and relief of the La Trinidad Claim is fairly rugged. The claim falls within the so-called tropical climate zone, a zone characterized by high temperatures the whole year round, relatively high rainfall and lush vegetation. Rainfall can occur in every month, but the wettest months are October, November and December.  Annual rainfall is approximately 1.5 meters.  Due to the steep, deforested, mountains on average 60 percent of the rainwater quickly runs off the claim area, with the remaining 40% quickly evaporating or seeping into underground aquifers.  Exploration work can be undertaken year round on the La Trinidad Claim.

Property Geology

The La Trinidad Claim is underlain by Precambrian rocks, sediments and volcanics, exposed along a wide axial plain.  The volcanics are hornfelsed and commonly contain minor pyrite, pyrrhotite.  To the east of the claim are intrusives consisting of rocks such as tonalite, monzonite, and gabbro while on the western most point of the claim the intrusives also consist of a large mass of granodiorite.

In general the intrusive volcanics culminate with effluents of hydrothermal solutions that carry precious metals in the form of naked elements, oxides or sulphides.   These hydrothermal solutions intrude into the older rocks as quartz veins. These rocks may be broken due to mechanical and chemical weathering into sand size particles and carried by streams and channels. Gold occurs also in these sands as placers.

Recent exploration for gold occurrences in the area immediately surrounding the La Trinidad Claim has been encouraging.  This area is well know for numerous productive mineral occurrences including the Cabarroguis Gold Mine located approximately 55 kilometers (34 miles) to the west of our claim.

Previous Exploration

The La Trinidad Claim has seen very limited historical exploration.  Several properties to the west of our claim have ben drilled by junior exploration companies.  We have not yet undertaken any work on the La Trinidad Claim and  there is no known mineralization on the La Trinidad Claim.

Plan of Operation: Proposed Exploration Work

Mr. Roberto Cua, P. Geo., authored the "Summary of Exploration On The La Trinidad Property, La Trinidad, Philippines” dated July 7, 2008 (the “Cua Report”), in which he recommended a phased exploration program to properly evaluate the potential of the La Trinidad Claim. We must conduct exploration to determine what minerals exist on our property and whether they can be economically extracted and profitably processed. Subject to having funds sufficient to do so, we plan to proceed with exploration of the La Trinidad Claim, in the manner recommended in the Cua Report, to determine the potential for discovering commercially exploitable deposits of gold.

We do not have any ores or reserves whatsoever at this time on the La Trinidad Claim. Our planned work is exploratory in nature.

Mr. Cua is, and has since 1998 been, a registered Professional Geologist in good standing in the Geological Society of Philippines. He graduated from the University of far east, Manila, with a degree in geology (B. Sc.,1981) and a Master’s degree (M. Sc.) in 1986 from the same university.

The Cua Report concludes that:

-           the area of the La Trinidad Claim is well known for numerous productive mineral occuences;

-           the locale of the La Trinidad Gold Claim is underlain by the units of the Precambrian rocks that are found at those mineral occurrence sites.

-           these rocks consisting of cherts and argillites (sediments) and andesitic to basaltic volcanic have been intruded by granodiorite.

-           structures and mineralization probably related to this intrusion are found throughout the region and occur on the claim. They are associated with all the major mineral occurrences and deposits in the area.

-           mineralization found on the claim is consistent with that found associated with zones of extensive mineralization. Past work however has been limited and sporadic and has not tested the potential of the property.

-           potential for significant amounts of mineralization to be found exists on the property and it merits intensive exploration.

The Cua Report recommends a two-phase exploration program to properly evaluate the potential of the claims.   We anticipate, based on the budgets set forth in the Cua Report, that Phase I work will cost $12,700 (PHP 602,000).

Phase I work will include establishing a grid and the creation of maps showing the location of all roads in and near the perimeter of the Regency Claims.  The laying out of a grid and line cutting involves the physical cutting of the underbrush and overlay to establish an actual grid on the ground whereby items can be related one to another more easily and with greater accuracy. When we map, we essentially generate a drawing of the physical features of the land we are interested in as well as a depiction of what may have been found in relation to the boundaries of the property. So we will actually draw a scale map of the area and make notes on it as to the location where anything was found that was of interest or not.  In the process we will also identify any showings which appear to warrant sampling, i.e. any rock formations that appear to warrant our taking soil and rock samples from the claims to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of gold and/or uranium and other indicator minerals can be made.

The work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the claim. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point.

Assuming the results of the Phase I work identify suitable targets, thus indicating further exploration of the La Trinidad Claim is warranted, we intend, provided we are able to raise funds to do so, undertake a Phase II geochemical surveying and surface sampling program at a cost of approximately $25,260 (PHP 1,205,000).    Assuming the results of a Phase II trenching program identify suitable drill targets a Phase III drilling program could be undertaken.  Once again, our ability to conduct such Phase III work is subject to our ability to raise funds to do so.

Mara Claim

Location and Access

The Mara Claim gold exploration project consists of 1 unpatented mineral claim, covering 122.5 hectares (approximately 303 acres) located 20 kilometers (approximately 12.5 miles) North West of the town of Suva, Fiji. The claim was assigned to Regency by The Mara Group LLC., an unaffiliated seller,  and the said assignment was filed with the Mineral Resources Department of the Ministry of Energy and Mineral Resources of the Government of the Republic of Fiji.  Regency owns a 100% interest in the property.

The Mara Claim is accessible from Suva, Fiji by traveling on the country’s only highway system which for the most part consists of one lane in each direction and by taking an all weather gravel road. The town of Suva has an experienced work force and will provide all the necessary services needed for an exploration and development operation, including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies and assay facilities are present in Suva.

The Mara Claim lies at an elevation of 1,650 feet near the northeast end of the Nakanai Mountain Range. The main mountain ridge has a maximum peak of 2,642 feet with steep east facing slopes.

Tropical mountain forests grow at lower elevations in the northwest corner of the claim and good rock exposure is found along the peaks and ridges in the eastern portion of the claim. The climate is mild year round with the rainy season falling from May to October.

There are no known environmental concerns or parks designated for any area contained within the claims. The property has no encumbrances.  As and when advanced exploration is contemplated there may be bonding requirements for reclamation.

Property Geology

The property is underlain by rocks of the Savura Volcanic Group and is derived from a potassium-rich magma of shoshonite association evolving from an absarokite parent magma to shoshonite, bankite and monzonite derivates. The Savura Volcanic Group consists of interlayered chert, argillite and massive andesitic to basaltic volcanics. The volcanics are hornfelsed, commonly contain minor pyrite, pyrrhotite.

Previous Exploration

Fijian and British prospectors first reported gold in the area of the Mara Claim over 60 years ago. Mineral lode claims were recorded in 1947 in the surrounding areas.  Numerous showings of mineralization have been discovered in the area and six prospects have achieved significant production, with the nearby Tradewinds Gold Mine (25 kilometers away) producing 155,000 ounces of gold annually.  During the 1990’s junior mineral exploration companies drilled several properties west of the Mara Claim.

Past work on Mara Claim since 2000 has indicated the presence of sulphide mineralization containing gold and silver values. No mineralization has been reported for the area of the property but structures and shear zones affiliated with mineralization on adjacent properties pass through it. Previous exploration work has not, to the  knowledge of Mr. Robards, included any attempt to drill the structure on Mara Gold Claim. Records indicate that no detailed exploration has been completed on the property.

Subject to raising the necessary capital, Regency Resources Inc. is prepared to conduct preliminary exploration work on the property.

Plan of Operation: Proposed Exploration Work

A two phased mineral exploration program, consisting of air photo interpretation, geological mapping, geochemical soil sampling and geophysical surveying to identify targets for diamond drilling, has been recommended by Peter Robads, P. Geol., in his report titled “Summary Of Exploration On The Mara Property,, Suva Fiji” (the “Robard’s Report”).

In his report Mr. Robards, who vsited the Mara Claim on February 5th-8th 2008, observed that (i) the area is well known for numerous productive mineral occurrences (including the Tradewinds Gold Mines some 25 kilometers (approximately 15.5 miles) to the east) and, (ii) that the locale of the Mara Claim is underlain by the same rock units of the Savura Volcanic Group that are found at those mineral occurrence sites.

Phase I work would consist of air photo interpretation of the structures, geological mapping, both regionally and detailed on the area of the main showings, geophysical survey using both magnetic and electromagnetic instrumentation in detail over the area of the showings and in a regional reconnaissance survey and geochemical soil sample surveying regionally to identify other areas on the claim that are mineralized and in detail on the known areas of mineralization. The effort of this exploration work is to define and enable interpretation of a follow-up (i.e. Phase II) diamond drill program, so that the known mineralization and the whole property can be thoroughly evaluated with the most up to date exploration techniques.

A phased exploration program to further delineate the mineralized system currently recognized on Mara Gold Claim is recommended.

The proposed budget for Phase I work is as follows:

1.   Geological Mapping                                                                                                                     $   4,000

2.   Geophysical Surveying                                                                                                                $   3,315

3.   Geochemical surveying and surface sampling                                                                         $ 13,100
     (includes sample collection and assaying)

                                   TOTAL PHASE I                                                                                          $ 20,415

We currently have no funds available to undertake any portion of Phase I work on the Mara Claim. Unless and until we are able to raise additional funds (through the issuance of additional shares, debt securities or loan advances from our President in addition to the $60,000 already committed to) we will be unable to undertake any exploration work on the Mara Gold Claim.

General

Particularly since we have a limited operating history, no reserves and no revenue, our ability to raise additional funds might be limited.  If we are unable to raise the necessary funds, we would be required to suspend Regency’s operations and liquidate our company.   See, particularly, ‘Risk Factors’ 2, 3, and 6 on pages 6, 6 and 7, respectively.

There are no permanent facilities, plants, buildings or equipment on the Regency Claims.

Government Regulation

Exploration activities are subject to various national, state, foreign and local laws and regulations in the Philippines and Fiji, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the Philippines and Fiji.

Environmental Regulation

Our exploration activities are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our exploration activities are conducted in material compliance with applicable laws and regulations.

Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain exploration activities uneconomic.

Competition

We compete with other exploration companies searching for gold and other precious metals properties. There is competition for the limited number of gold acquisition opportunities, some of which is with other companies having substantially greater financial resources than we do. As a result, we may have difficulty acquiring attractive exploration properties.

We believe no single company has sufficient market power to affect the price or supply of gold in the world market.

Employees

We intend to continue to use the services of consultants for exploration work on our properties. At present, we have no employees as such although each of our officers and directors devotes a portion of his time to the affairs of the Company.  None of our officers and directors has an employment agreement with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

As indicated above we will hire subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of potential subcontractors.  We do not intend to initiate negotiations or hire anyone until we are nearing the time of commencement of our planned exploration activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, pre-exploration stage company, have a limited operating history and have not yet undertaken any exploration activity or generated or realized any revenues from the Regency Claims.  Our properties are in the pre-exploration stage and there is no reasonable likelihood that revenue can be derived from the Regency Claims in the foreseeable future.  There can be no assurance that a commercially viable mineral deposit, an ore reserve, exists on either of  the Regency Claims or can be shown to exist unless and until sufficient and appropriate exploration work is carried out and a comprehensive evaluation of such work concludes economic and legal feasibility.   Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not presently have and may never be able to raise.   We have funds sufficient to complete only Phase 1 of a phased exploration program recommended for La Trinidad Claim.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the Regency Claims. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in the Company.  We must raise cash to implement our planned exploration program and stay in business.

To meet our need for cash we must raise additional capital.  We will attempt to raise additional money through a private placement, public offering or through additional loans from our directors and officers.  We have discussed this matter with our officers and directors. However, our officers and directors are unwilling to make any commitments as to the amount of money they are prepared to advance in the future beyond those funds committed under the President’s Loan Agreement.  At the present time, we have not made any arrangements to raise any additional cash.  We require additional cash to continue operations.  Such operations could take many years of exploration and would require expenditure of very substantial amounts of money, money we do not presently have and may never be able to raise.   If we cannot raise it we will have to abandon our planned exploration activities and go out of business.

We estimate we will require $44,817 in cash during the remainder of 2009,over the next twelve months, including the cost of planned Phase I exploration work on the La Trinidad Claim during that period.  We estimate future cash advances of approximately $60,000 under the President’s Loan Agreement together with our cash on hand will enable us to continue in business at leat until the end of 2009. For a detailed breakdown see in “Liquidity and Capital Reserves”, page 27.   As noted above, thereafter we will need additional funds either from further advances made by our officers or directors, the sale of treasury shares or the issuance of debt securities.

Despite cash advances under the President’s Loan Agreement, we will have to raise additional funds in order to satisfy our expected cash requirements in 2010 and beyond.  Should our President fail to advance the amounts agreed we will not have sufficient funds to satisfy our cash requirements and would have to go out of business.  Furthermore, if our President were to exercise her right to demand repayment of her loan we would have no funds to satisfy our cash requirements and would have to go out of business.

Our exploration program is explained in the “Business- Our Business” of this prospectus.  See page 18.   We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the Regency Claims through joint venture arrangement or even the sale of part of the Regency Claims.  Neither of these avenues has been pursued as of the date of this prospectus.   If we are unable to finance exploration activities, we may have no alternative but to go out of business.

We do not intend to hire any employees at this time. Any work undertaken on the Regency Claims will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are a pre-exploration stage company and have not generated any revenues from our exploration activities. Further, we have not generated any revenues since our formation on December 11, 2006.  We cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must invest into the exploration of our mineral properties before we start production of any minerals we may find. We must obtain equity or debt financing to provide the capital required to fully implement our phased exploration program.  We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we will be unable to commence, continue, develop or expand our exploration activities. Even if available, equity financing could result in additional dilution to existing shareholders.

Trends

We are in the pre-explorations stage, have not generated any revenue and have no prospects of generating any revenue in the foreseeable future.  We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in this section or in ‘Risk Factors’, page 5.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our intended exploration activities are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable exploration activity or income from its investments. As of December 31, 2008, we have not generated revenues, and have experienced negative cash flow from minimal exploration activities. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Overview

Our financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred net losses from operations for the period from inception on December 11, 2006 to December 31, 2008 of $49,670. We did not earn any revenues during the aforementioned period.

Our financial statements included in this prospectus have been prepared without any adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

We are presently in the pre-exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exits in either of the Regency Claims until we undertake exploration work and a comprehensive evaluation concludes economic and legal feasibility.  Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not presently have and may never be able to raise.  To date, we have not conducted any exploration work either of the Regency Claims. We have funds sufficient to complete only Phase 1 of a two-phase exploration program recommended for the La Trinidad Claim, only one of the Regency Claims.  We anticipate completing Phase I by no later than the latter part of the fall of 2009.

Our Planned Exploration Program

We must conduct exploration to determine what amounts of minerals exist on either of the Regency Claims and if such minerals can be economically extracted and profitably processed.

Our planned exploration program is designed to efficiently explore and evaluate our properties.

Our anticipated exploration costs over the next twelve months, for work to be undertaken on the La Trinidad Claim, are approximately $12,700.  This figure represents the anticipated cost to us of completing the Phase I of the Cua Report.  Should the results of the Phase I work be sufficiently encouraging to justify our undertaking the Phase II program, in order to undertake Phase II (at an estimated cost of $27,600), we will have to raise additional investment capital.

 Liquidity and Capital Resources

Since inception we have raised the capital through private placements of common stock as follows:

Since inception, in addition to cash advances aggregating $9,343 made by our President, on April 15, 2007 the officers and directors of the Company completed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 1,650,000 shares of common stock were sold at the price of $0.001 per share to raise $1,650.  On October 31, 2008 Regency completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000.

As of December 31, 2008 our total assets were $7,540 and our total liabilities were $15,560 including $9,343 to related parties.

As of December 31, 2008 we had cash reserves of $7,540 and unpaid accounts payable of $6,217 not including $9,343 to related parties leaving a total amount of $1,323 in available working capital.  In addition, under the terms of the President’s Loan Agreement, the Company has access to up to an additional $50,657 in cash, on an ‘as needed’ basis to meet our anticipated expenses over the remainder of 2009 as itemized below:

Expense	Ref.	Estimated Amount

Accounting and audit	(i)	$ 7,500
Bank charges		300
Edgar filing costs	(ii)	6
Exploration costs – La Trinidad Gold Claim	(iii)	12,700
Filing fees – Nevada; Sec of State	(iv)	200
Management fees	(v)	12,000
Office and general expenses	(vi)	1,000
Rent	(vii)	3,600
Transfer agent fees	(viii)	1,000
Estimated expenses for the next twelve months		38,306
Account payable – unrelated parties at December 31, 2008	(x)	6,217
Estimated funds required over the next twelve months		$44,523

(i)           Accounting and audit

Relates to fees in connection with the preparation of quarterly and annual financial statements and filings on Forms 10-KSB and 10-QSB as follows:

Period	Accountant	Auditor	Amount

March 31, 2009	$ 750	$ 500	$ 1,250
June 30 , 2009	750	500	1,250
September 30, 2009	750	500	1,250
December 31, 2009	1,260	2,500	3,750
Estimated total	$ 3,500	$ 4,000	$ 7,500

(ii)           Edgar filing costs

It is anticipated that we will be required to file amendments to this Registration Statement with the SEC.

(iii)           Exploration costs

The projection of cash required over the next twelve months has assumed that Phase I of the recommended work program, set out in the Cua Report, will be completed at an estimated cost of $12,700.

(iv)	Filing fees in Nevada

To maintain the Company in good standing in the State of Nevada an annual fee of approximately $200.

(v)           Management fees

The Company has agreed to pay the President’s brother, Gordon Brooke, $1,000 per month commencing July 1,, 2008.

(vi)           Office and general

We have estimated a cost of approximately $500 for photocopying, printing, fax and delivery.

(vii)           Rent

The Company has agreed to pay Gordon Brooke, the brother of the President $300 per month for the use of his residence as an office.

(viii)           Transfer agent

The annual fee fromAction Stock Transfer Inc. to act as transfer agent for us is $1,000

(ix).           Accounts payable – unrelated parties

The amount outstanding as at December 31, 2008 was $6,217 which (i) consists of the following amounts:

Independent Accountant –        $  3,500
In-house Accountants      -             2,625
Photocopies                        -                  91

Total                             -                 $  6,217

Our future operations are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable operations. As of the date of this Registration Statement, we have not generated revenues, and have experienced negative cash flow from operations. We may look to secure additional funds through future debt, equity financings or advances from our officers and directors. These sources of financing may not be available or may not be available on reasonable terms.

Year ended December 31, 2008.

We incurred accumulated net losses since inception of $49,670 as outlined on page 5.

Balance Sheet

Total cash and cash equivalents, as at December 31, 2008 and December 31, 2007 were respectively $7,540 and $6,590.  Our working capital deficit as at December 31, 2008 and December 31, 2007 were respectively, $8,020 and $3,545.  If amounts owed to related parties are excluded there was a positive working capital position as at December 31, 2008 of $ 1,323; and as at December 31, 2007, positive working capital  of $4,467.

Our working capital is attributable to the completion of an initial capital contribution on April 15, 2007, which raised $1,650, a private placement on October 31, 2008, which raised a further $40,000 together with cash advances from our President aggregating $9,343.    No revenue was generated during these periods.

Total shareholders’ deficiency as at December 31, 2008 and December 31, 2007 were respectively $8,020 and $3,545.

As of December 31, 2008 shares of common stock outstanding was 2,450,000.

MANAGEMENT

Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age

Jane H. C. Brooke London, England	Chief Executive Officer, President and Director (1)	53

Dragan Bozanic Mississauga, Ontario, Canada	Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and Director (2)	62

(1)	Jane H. C. Brooke was appointed a director and was appointed President and Chief Executive Officer on December 11, 2006.

(2)	Dragan Bozanic became a director and was appointed Secretary Treasurer and Chief Financial Officer on December 11, 2006.

The percentage of common shares beneficially owned, directly or indirectly, or over which control or direction are exercised by the directors and officers of our Company, collectively, is approximately 67% of the total issued and outstanding shares.

Neither of our directors or officers has professional or technical accreditation in the mining business.

 Background of officers and directors

JANE H. C. BROOKE has been a director and our President and CEO since inception. Since her graduation, in 1973, from Pitman College, London, England, Jane has been employed in the secretarial and executive assistant field. From 2002 to 2006 she served as Administrator/Office Manager for Urban Catalyst Ltd., a London property development company. From November 2006 to the present she has served as the Personal Assistant to the Property Director of John Laing Projects & Developments, another London, England property developer.

DRAGAN BOZANIC has been a director and our Secretary Treasurer and Chief Financial Officer since   since inception.  Following high school graduation in 1969 Mr. Bozanic attended, first, the University of Toronto, Toronto, Ontario (1971-72) and McGill University, Montreal Quebec, leaving in 1973, without graduating.  Since 1986, Mr. Bozanic has been continuously employed in the construction business.  He has owned and operated his own company, Bozanick Development Corp., in Mississauga, Ontario, for more than the last five (5) years.

Neither of our officers and directors work full time for our company.  Jane H. C. Brooke spends approximately 10 hours a month on administrative and accounting matters. It is anticipated she will spend more time on Regency’s business, approximately 30 hours a month, during the next year as and when Regency becomes more active in our exploration activities.  As Secretary Treasurer, Dragan Bozanic likewise spends approximately 10 hours per month on corporate matters.

Our Directors and Officers are not directors of another company registered under the Securities and Exchange Act of 1934.

Board of Directors

Since inception our Board has held no meetings and our Audit Committee held no meetings.

Below is a description of the Audit Committee of the Board of Directors.

The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

Our audit committee is comprised of Jane H. C. Brooke, our President, and Dragan Bozanic our Secretary Treasurer.  Neither Ms. Brooke nor Mr. Bozanic can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-B.

Apart from the Audit Committee, the Company has no other Board committees.

Conflicts of Interest

While none of our officers and directors is a director or officer of any other company involved in the mining industry there can be no assurance such involvement will not occur in the future.  Such involvement could create a conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to Regency and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, on October 26, 2006, a Code of Ethics. Regency’s Code of Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Regency and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

Significant Employees

As noted below, we have one paid employee, Gordon Brooke.  .  Our Officers and Directors fulfill many of the functions that would otherwise require Regency to hire employees or outside consultants. The Company pays its office manager, Gordon Brooke, the brother of our President Jane H. C. Brooke, $1,000 per month in management fees for services including administrative, bookkeeping, capital raising and other matters.

We will have to engage the services of certain consultants to assist in the exploration of the Regency Claims.  In particular we will engage a professional geologist on a consulting basis, together with an assistant(s) such geologist will responsible for hiring and supervising, to conduct the exploration work to undertaken on the Regency Claims.  These individuals will be responsible for the completion of the geological work on our claims and, therefore, will be an integral part of our operations although they will not be considered employees either on a full time or part time basis.  This is because our exploration programs will not last more than a few weeks and once completed these individuals will no longer be required.  We have not identified any individual who would work as a consultant for us.

Family Relationships

Our President and CEO and our Secretary Treasurer and CFO are unrelated.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)
has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)  engaging in any type of business practice; or

(iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The Company’s Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

Compensation Summary

The following table summarizes all compensation earned by or paid to our Chief Executive Officer (Principal Executive Officer) and other executive officers, during the past three fiscal years.

Summary Compensation Table

Name and principal position	Year	Salary	Option Award	All Other compensation	Total

Jane H.C. Brooke Chief Executive Officer and President	2008	-0-	-0-	-0-	-0-
	2007 2006	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Dragan Bozanic Chief Financial Officer, Secretary, Treasurer	2008	-0-	-0-	-0-	-0-
	2007 2006	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors.  Directors are not paid for meetings attended.   We reimburse all travel and lodging expenses associated with corporate matters, if and when incurred.

Activities since Inception

Our President, Jane H. C. Brooke, incorporated our company, subscribed for shares to provide initial working capital, identified the Regency Claims, arranged for their acquisition, commissioned geological report on each of the Regency Claims and obtained the assistance of professionals as needed.  She identified investors to participate in the private placement closed on October 31, 2008, assisted in the preparation of this registration statement and all other matters normally performed by an executive officer.

Our Secretary Treasurer Dragan Bozanic has also assisted in identifying investors to participate in the private placement closed on October 31, 2008.

We refer readers to Note 4. of the financial statements accompanying this Registration Statement for details of  payments made by management to the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as at December 31, 2008, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Title or Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class

Common Stock	Jane H. C. Brooke 11 Glouchester Ave., Flat 5, Camden Town, London, England NWI 7AU	1,000,000	40.8%

Common Stock	Dragan Bozanic 7066 Danton Promenade, Mississauga, Ontarion, Canada, L5N 5E4	650,000	26.5%

Common Stock	Directors and Officers as a Group	1,650,000	67.3%

(1)	Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons.  None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of December 31, 2008 there are a total of 2,450,000 shares of our common stock are issued and outstanding. Of these all 2,450,000, being 100%, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933.  Under this Prospectus, we are registering 965,000 shares, being 39.39% of our issued shares leaving 1,485,000 shares, being 60.62% of our shares, as restricted shares.

Jane H. C. Brooke	900,000 shares
Russell L. James	585,000 shares

Total restricted shares	1,485,000 shares

DESCRIPTION OF SECURITIES

Our authorized capital consists of 200,000,000 shares of common stock, par value $0.001 per share, of which 2,450,000 shares are  issued and outstanding.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

In addition, the shares of common stock are not convertible into any other securities.   There are no restrictions on dividends under any loan or other financing arrangements.

Dividend Policy

As of the date of this Prospectus we have not paid any cash dividends to stockholders.  The declaration of any future cash dividends, if any, will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions.  It is our present intention not to pay any cash dividends in the near future.

Change in Control of Our Company

We do not know of any arrangements that might result in a change in control.

Transfer Agent

We have engaged the services of Action Stock Transfer Inc., 7069 Highland Drive, Suite 300, Salt Lake City, Utah, 84122, to act as transfer and registrar.

Debt Securities and Other Securities

There is no debt or other securities outstanding.

Market Information

Our shares of common stock are not traded on any public market but it is our intention to find a market maker who will make an application to the FINRA to have our shares accepted for trading on the OTCBB once this registration statement becomes effective.  At the present time, there is no established market for the shares of Regency and there is no assurance that a trading market will ever be established.    Further, there is no assurance an application to the FINRA will be approved.  Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC; being as a minimum Forms 10-Q and 10-K and other filings.   Market makers will not be permitted to begin quotation of a security whose issuer does not meet these filing requirements.  Securities already quoted on the OTCBB that become delinquent in their required filings will be moved following a 30 or 60 day grace period if they do not make their filing during that time.   If our common stock is not quoted on the OTCBB, there will be no market for trading in our common stock.   This would make it far more difficult for stockholders to dispose of their common stock.   This could have an adverse effect on the price of the common stock.

With a lack of liquidity in our common stock, trading prices might be volatile with wide fluctuations.  This assumes that there will be a secondary market at all.   Things that could cause wide fluctuations in our trading price of our stock could be due to one of the following or a combination of several of them:

●	our variations in our operations results, either quarterly or annually;

●	trading patterns and share prices in other exploration companies which our shareholders consider similar to ours;

●	the exploration results on the Regency Claims, and

●	other events which we have not control over.

In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies.  These wide fluctuations may adversely affect the trading price of our shares regardless of our future performance and that of Regency.   In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company.  Such litigation, if instituted, whether successful or not, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business, results of operations and financial conditions.

“Penny Stock” Requirements

Our common shares are not quoted on any stock exchange or quotation system in North America or elsewhere in the world.  The SEC has adopted a rule that defines a “penny stock”, for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.   For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stock; and

●	that the broker or dealer receive from the investor a writer agreement to the transactions setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account transactions in penny stock, the broker or dealer must:

●	obtain financial information and investment experience and objectives of the person; and

●
make reasonable determination that the transactions in penny stock are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable by both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares.   This could prevent you from reselling shares and may cause the price of our shares to decline.

CERTAIN TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

On April 15, 2007 Regency issued to:

(i) our President, Chief Executive Officer and Director, Jane H. C. Brooke, 1,000,000 shares at the price of $0.001 per share for total consideration of $1,000.  Ms. Brooke has registered 100,000 of these shares  pursuant to this prospectus; and

(ii) our Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and a Director, Dragan Bozanic, 650,000 shares at the price of $0.001 per share for total consideration of $650. Mr. Bozanic has registered 65,000 of these shares pursuant to this prospectus.

Ms. Brooke and Mr. Bozanic were, among other things, responsible for organizing Regency, developing and implementing our business plan, sifting through a number of possible mineral prospects before settling on acquisition of the Regency Claims, arranging financing and taking on the task of preparing this prospectus.  The share issuance to Ms. Brooke and Mr. Bozanic noted above was in recognition of these services and their central role in creating, financing and furthering  its business objectives from inception.

As of December 31, 2008, Mr. Gordon Brooke, our office manager and brother of our President, has received $6,300 from the Company.  This sum represents a monthly management fee of $1,000 plus $300 on account for providing office space to the Company.  Management fees are paid in consideration of advisory services provided to the Company by Mr. Brooke including administrative matters, bookkeeping and related matters. Mr. Booke also purchased, at the price of $0.05 per share, 40,000 shares (all of which are being qualified for re-sale hereunder) in the capital of the Company for the sum of $2,000.

By an agreement between the Company and our President Jane H.C. Brooke dated February 15, 2009, Ms. Brooke agreed to advance an aggregate of $60,000 to the Company on or before December 31, 2009.  As of the date of this Registration Statement Ms. Brooke has advanced $9,343 to the Company pursuant to the President’s Loan Agreement.  Loan advances do not bear interest and there are no fixed terms of repayment called for although Ms. Brooke may demand repayment of her loan advances at any time.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel referred to in the prospectus has any interest in Regency. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Regency or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Regency. Our financial statements included in this Prospectus have been audited by Madsen & Associates, CPA’s Inc.  of # 3- 684 East Vine, Murray, Utah, 84107, as set forth in their report included in this Prospectus.

The geological report on the La Trinidad Claim titled "Summary of Exploration On The La Trinidad Property, La Trinidad, Philippines”, and dated July 7, 2008, was authored by Mr. Robert Cua, P. Geo., of of 31652 Ayala Avenue, Manila, Philippines.

The geological report on the Mara Claim titled “Summary Of Exploration On The Mara Property,, Suva Fiji” was authored by Peter Robards, P.Geol., of 43 Virani Street, Suva, Fiji.

The legality of the shares of common stock being registered has been passed upon by Lawler & associates, Suite 204- 29377 Rancho Claifornia Road, Temecula, CA., 92592.

 MARKET FOR COMMON SHARES
Market Information

At the present time, there is no established market price for our shares.

There are no common shares subject to outstanding options, warrants or securities convertible into common equity of our Company.

The number of shares subject to Rule 144 is 2,450,000.   Share certificates representing these shares have the appropriate legend affixed on them.

There are no shares being offered to the public other than indicated in this prospectus

Holders

Regency has 45 shareholders as at the date of this prospectus including its two officers and directors.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission.   Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates.   In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.   The address of the Commission’s web site is http://www.sec.gov.

Regency has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Regency and the common stock offered hereby, reference is made to the registration statement. A copy of the registration statement may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; Independent Accountants will audit the financial statements.

Our audited financial statements, for the year ended December 31, 2008, immediately follow:

MADSEN & ASSOCIATES CPA’s INC.	684 East Vine Street, #3
Certified Public Accountants and Business Consultants	Murray, Utah, 84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors
Regency Resources, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Regency Resources, Inc. (pre-exploration stage company) at December 31, 2008 and 2007, and the related statement of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2008 and 2007 and the period from December 11, 2006 (date of inception) to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness for the company’s internal control over financial reporting.   Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regency Resources, Inc. at December 31, 2008 and 2007, and the results of operations and cash flows for the years ended December 31, 2008 and 2007 and the period from December 11, 2006 (date of inception) to December 31, 2008 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Murray, Utah                                                                           MADSEN & ASSOCIATES, CPA’s INC.
February 20, 2009

REGENCY RESOURCES, INC.
(A Pre-exploration Stage Company)
BALANCE SHEETS

	December 31, 2008	December 31, 2007

ASSETS

CURRENT ASSETS

Cash	$ 7,540	$ 6,590

Total Current Assets	$ 7,540	$ 6,590

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES

Accounts payable	$ 6,217	$ 2,123
Accounts payable – related parties	9,343	8,012

Total Current Liabilities	15,560	10,135

STOCKHOLDERS’ DEFICIENCY

Common stock
200,000,000 shares authorized, at $0.001 par value;
2,450,000 shares issued and outstanding (December31, 2007 – 1,650,000)	2,450	1,650
Capital in excess of par value	39,200	-
Common shares subscriptions received	-	5,000
Deficit accumulated during the pre-exploration stage	(49,670)	(10,195)

Total Stockholders’ Deficiency	(8,020)	(3,545)

	$ 7,540	$ 6,590

The accompanying notes are an integral part of these financial statements.

REGENCY RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF OPERATIONS

For the years ended December 31, 2008 and 2007 and for the period from December 11, 2006 (date of inception) to December 31, 2008

	December 31, 2008	December 31, 2007	From December 11, 2006 (date of inception) to December 31, 2008

REVENUES	$ -	$ -	$ -

EXPENSES

Accounting and audit	4,075	1,025	6,125
Bank charges	458	60	518
Consulting	20,000	-	20,000
Exploration	7,646	7,000	14,646
Filing fees	649	342	991
Incorporation costs	-	-	620
Management fees	6,000	-	6,000
Office	18	90	141
Rent	300	-	300
Transfer agent’s fees	329	-	329
	39,475	8,517	49,670

NET LOSS FROM OPERATIONS	$ (39,475)	$ (8,517)	$ (49,670)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.02)	$ (0.01)

AVERAGE OUTSTANDING SHARES

Basic	1,785,519	1,650,000

The accompanying notes are an integral part of these financial statements.

REGENCY RESOURCES, INC.
 (Pre-Exploration Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Period December 11, 2006 (date of inception) to December 31, 2008

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance December 11, 2006	-	$ -	$ -	$ -

Issuance of common shares for cash at $.001 per share – April 15, 2007	1,650,000	1,650	-	-

Net operating loss for the period December 11, 2006 ( date of Inception) to December 31, 2006	-	-	-	(1,678)

Balance at December 31, 2007	1,650,000	1,650	-	(1,678)
Net operating loss for the year ended December 31, 2007	-	-	-	(8,517)

Balance at December 31, 2007	1,650,000	1,650	-	(10,195)
Issuance of common shares for cash at $0.05 per share – October 31, 2008	800,000	800	39,200	-

Net operating loss for the year ended December 31, 2008	-	-	-	(39,475)

Balance at December 31, 2008	2,450,000	$ 2,450	$ 39,200	$ (49,670)

The accompanying notes are an integral part of these financial statements.

REGENCY RESOURCES, INC.
(A Pre-exploration Stage Company)

STATEMENT OF CASH FLOWS

For the years ended December 31, 2008 and 2007 and for the period from December 11, 2006 (date of inception) to December 31, 2008

	Dec. 31, 2008	Dec. 31, 2007	December11, 2006 to Dec. 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (39,475)	$ (8,517)	$(49,670)

Adjustments to reconcile net loss to net cash provided by operating activities:

Changes in accounts payable	4,094	1,098	6,217

Net Cash Provided (Used) in Operations	(35,381)	(7,419)	(43,453)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Common shares subscriptions received	(5,000)	5,000	-
Proceeds from loan from related party	1,331	9,009	9,343
Proceeds from issuance of common stock	40,000	-	41,650

Net cash flows from financing activities	36,331	14,009	50,993

Net Increase (Decrease) in Cash	950	6,590	7,540

Cash at Beginning of Period	6,590	-	-

CASH AT END OF PERIOD	$ 7,540	$ 6,590	$ 7,540

The accompanying notes are an integral part of these financial statements.

REGENCY RESOURCES, INC.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2008

1.           ORGANIZATION

The Company, Regency Resources Inc., was incorporated under the laws of the State of Nevada on December 11, 2006 with the authorized capital stock of 200,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties.  At the report date mineral claims, with unknown reserves, had been acquired.  The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.   Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

REGENCY RESOURCES, INC.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2008

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed.   An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On December 31, 2008 the Company had a net operating loss carry forward of $49,670 for income tax purposes.  The tax benefit of approximately $14,900 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years.  Losses will expire on 2029.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized.  The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value due to their short term maturities.

REGENCY RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.           AQUISITION OF MINERAL CLAIM

On February 15, 2007, the Company acquired the Mara Gold Claim located in the Republic of Fiji from The Mara Group LLC., an unrelated company, for the consideration of $7,000.  The Mara Gold Claim is located 20 km North West of the city Suva, Fiji.  Under Fijian law, the claim remains in good standing as long as the Company has an interest in it.   There is no annual maintenance fee or minimum exploration work required on the Claim.

On July 1, 2008, the Company acquired the La Trinidad Gold Claim located in the Republic of the Philippines from Kalibo Resources Inc., an unrelated company, for the consideration of $5,000.  Under Philippine mining laws, the claim remains in good standing as long as the Company has an interest in it.

REGENCY RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008

4.           SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their families have acquired 67% of the common stock issued and have made no interest, demand loans to the Company of $9,343.

5.           CAPITAL STOCK

On April 15, 2007, Company completed a private placement consisting of 1,650,000 common shares sold to directors and officers at a price of $0.001 per share for a total consideration of $1,650.  On October 31, 2008, the Company completed a private placement of 800,000 common shares at $0.05 per share for a total consideration of $40,000.

6.	GOING CONCERN

The Company will need additional working capital to service its debt and to develop the mineral claims acquired, which raises substantial doubt about its ability to continue as a going concern.   Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate for the coming year.

Part II Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses will be borne by the selling security holders.  All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$ 6
Accounting fees and expenses	7,625
Legal and consulting fees	25,000

Total	$ 32,631

Item 14.  Indemnification of Directors and Officers

Under the Nevada General Corporation Law and our Amended and Restated Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director of the Company involving any act or omission of any such director.  This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes.  This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Amended and Restated Articles of Incorporation, is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above.   This provision does not limit nor eliminate the rights of our Company or any stockholder to seek relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties.  The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.  In addition, our Amended and Restated Bylaws authorizes the Company to indemnify directors and officers of the Company in cases where such officer or director acted in good faith and in a manner reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 15.  Recent Sales of Unregistered Securities.

During the first past two years, we have sold and issued the following securities without registering the securities under the Securities Act.

(a)  On April 15, 2007 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, 1,650,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $1,650.  No underwriter was engaged and we paid no commission.

On October 31, 2008 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000.  No underwriter was engaged and we paid no commission.

Each of the foregoing issuances of securities was exempt from registration due to the exemption found in Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933. These sales were offshore transactions since all of the offerees were not in the United States and the purchasers were outside the United States at the time of the purchase. All offering materials and documents used in connection with the offers and sales of the securities included statements to the effect that the securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the securities are registered under the Act or an exemption therefrom is available and that hedging transactions involving those securities may not be conducted unless in compliance with the Act. Each purchaser under Regulation S certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person and agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption there from and we are required to refuse to register any transfer that does not comply with such requirements.

Item 16.   Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation

3.2	Articles of Incorporation

3.3	Certificate of Correction

3.4	Bylaws

4	Specimen Stock Certificate

5	Opinion re. Legality, Lawler & Associates

10	Transfer Agent and Registrar Agreement

11	Statement re: Computation of Per Share Earnings

14	Code of Ethics

23.1 23.2 23.3 23.4
Consent of Madsen & Associates, CPA’s Inc.
Consent of Legal Counsel , Lawler & Associates – see Exhibit 5
Consent of Roberto Cua, Professional Geologist.
Consent of Peter Robards, Professional Geologist

99.1 99.2	Audit Committee Charter Loan Agreement

Item 17.  Undertakings

Sona hereby undertakes:

(a)

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)           Include any prospectus required by section 10 (a) (3) of the Securities Act of 1933;

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)      For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Regency certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on March 18, 2009.

               REGENCY RESOURCES INC.

By: /S/                       JANE H.C. BROOKE
Jane H. C. Brooke
Principal Executive Officer,
President, and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: March 18, 2009.

Name                                                                           Title

/S/ JANE H. C. BROOKE                    Principal Executive Officer
Jane H. C. Brooke                                     President and Director

/S/ DRAGAN BOZANIC                     Principal Financial and Accounting Officer
Dragan Bozanic                           Chief Financial Officer, Secretary Treasurer and Director